FLIR Systems Announces Second Quarter 2013 Financial Results

Second Quarter Revenue and EPS Increase 15% and 30%, Respectively; Record Quarterly Cash Flow From Operations

PORTLAND, OR -- (Marketwired - July 25, 2013) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the second quarter ended June 30, 2013. Revenue was $389.3 million, up 15% compared to second quarter 2012 revenue of $338.3 million. Operating income in the second quarter increased by 16% to $70.3 million and net income increased 22% to $50.2 million. Second quarter earnings per diluted share were $0.35, an increase of 30% compared to the second quarter a year ago. Cash provided by operations in the second quarter was $134.3 million and represented a quarterly record.

Revenue from the Company's Commercial Systems division increased 17% from the second quarter of 2012, to $221.8 million. Within the Commercial Systems division, revenue from the Thermal Vision and Measurement segment was $175 million, an increase of 23% from the second quarter results last year. The Raymarine segment contributed $46.9 million of revenue during the second quarter, down 1% from the prior year.

Revenue from the Company's Government Systems division increased 13% from the second quarter of 2012, to $167.5 million. Within the Government Systems division, revenue from the Surveillance segment was $118.6 million, a decrease of 1% from the second quarter of 2012. Revenue from the Detection segment was $14.4 million, a decrease of 9% compared to the second quarter of 2012. The Integrated Systems segment contributed $34.5 million of revenue during the second quarter, an increase of 160% from the prior year as a result of deliveries under the MSC program to U.S. Customs and Border Protection.

The Company's backlog of firm orders for delivery within the next twelve months was approximately $528 million as of June 30, 2013, an increase of $23 million during the quarter and $30 million from a year ago. Backlog in the Government Systems division was $339 million, increasing $5 million during the quarter and over the prior year. Backlog in the Commercial Systems division was $190 million, an increase of $18 million during the quarter and $25 million over the prior year.

"We saw solid growth in revenue, operating income, cash flow, and earnings per share in the second quarter, and increased backlog in both divisions," noted Andy Teich, President and CEO of FLIR. "We introduced several new products during the quarter, with more on the horizon. I am very excited about our future given our market presence, product suite, and ability to execute for our customers and our shareholders."

Revenue and Earnings Outlook for 2013
Based on financial results for the first six months of 2013 and the outlook for the remainder of the year, FLIR is reaffirming its outlook for revenue and earnings per share for the full year 2013. Management expects revenue for 2013 to be in the range of $1.5 billion to $1.6 billion and net earnings to be in the range of $1.56 to $1.66 per diluted share.

Dividend Declaration
FLIR's Board of Directors has declared a quarterly cash dividend of $0.09 per share on FLIR common stock, payable September 6, 2013, to shareholders of record as of close of business on August 19, 2013.

Conference Call
FLIR has scheduled a conference call at 8:00 a.m. ET (5:00 a.m. PT) today to discuss its results for the quarter. A simultaneous webcast of the conference call may be accessed online from the Upcoming Events link at the Investor Relations page of www.FLIR.com. A replay will be available after 11:00 a.m. ET (8:00 a.m. PT) at this same Internet address. Summary second quarter and historical financial data, including segment details, may be accessed online from the Summary Financial Data section of www.FLIR.com/investor.

About FLIR Systems
FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. The Company's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements
The statements in this release by Andy Teich and the statements in the section captioned "Revenue and Earnings Outlook for 2013" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about FLIR's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for FLIR's products, product mix, the timing of customer orders and deliveries, the ability to develop new products in an efficient and timely manner, the impact of competitive products and pricing, FLIR's continuing compliance with U.S. export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in FLIR's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

                             FLIR SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2013       2012       2013       2012
                                 ---------  ---------  ---------  ---------

Revenue                          $ 389,329  $ 338,291  $ 737,912  $ 686,743
Cost of goods sold                 199,288    168,262    363,884    333,988
                                 ---------  ---------  ---------  ---------
    Gross profit                   190,041    170,029    374,028    352,755

Operating expenses:
  Research and development          39,601     37,510     76,285     74,080
  Selling, general and
   administrative                   80,168     71,798    158,341    149,658
                                 ---------  ---------  ---------  ---------
    Total operating expenses       119,769    109,308    234,626    223,738

    Earnings from operations        70,272     60,721    139,402    129,017

Interest expense                     3,767      2,768      6,664      5,834
Interest income                       (274)      (377)      (465)      (805)
Other expense (income), net            175        240       (589)      (984)
                                 ---------  ---------  ---------  ---------

    Earnings from continuing
     operations before income
     taxes                          66,604     58,090    133,792    124,972

Income tax provision                16,446     15,685     31,998     33,742
                                 ---------  ---------  ---------  ---------

    Earnings from continuing
     operations                     50,158     42,405    101,794     91,230

Loss from discontinued
 operations, net of tax                  -     (1,312)         -     (1,998)
                                 ---------  ---------  ---------  ---------

    Net earnings                 $  50,158  $  41,093  $ 101,794  $  89,232
                                 =========  =========  =========  =========

Basic earnings per share:
  Earnings from continuing
   operations                    $    0.35  $    0.28  $    0.71  $    0.59
  Discontinued operations                -      (0.01)         -      (0.01)
                                 ---------  ---------  ---------  ---------
    Basic earnings per share     $    0.35  $    0.27  $    0.71  $    0.58
                                 =========  =========  =========  =========

Diluted earnings per share:
  Earnings from continuing
   operations                    $    0.35  $    0.27  $    0.70  $    0.58
  Discontinued operations                -      (0.01)         -      (0.01)
                                 ---------  ---------  ---------  ---------
    Diluted earnings per share   $    0.35  $    0.27  $    0.70  $    0.57
                                 =========  =========  =========  =========

Weighted average shares
 outstanding:
  Basic                            142,085    153,172    143,350    153,829
                                 =========  =========  =========  =========
  Diluted                          143,774    155,033    144,981    155,983
                                 =========  =========  =========  =========

                             FLIR SYSTEMS, INC.
                         CONSOLIDATED BALANCE SHEETS
                          (In thousands)(Unaudited)

                                                    June 30,    December 31,
                                                      2013          2012
                                                 ------------- -------------
                                                                     As
                     ASSETS                                     adjusted(1)

Current assets:
  Cash and cash equivalents                      $     492,433 $     321,739
  Accounts receivable, net                             278,265       335,163
  Inventories                                          364,671       381,378
  Prepaid expenses and other current assets            102,530        96,006
  Deferred income taxes, net                            30,953        30,960
                                                 ------------- -------------
    Total current assets                             1,268,852     1,165,246

Property and equipment, net                            216,855       211,615
Deferred income taxes, net                              31,826        32,223
Goodwill                                               558,281       560,784
Intangible assets, net                                 162,806       175,888
Other assets                                            47,896        41,377
                                                 ------------- -------------
                                                 $   2,286,516 $   2,187,133
                                                 ============= =============

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                               $      89,797 $      94,156
  Deferred revenue                                      26,715        29,465
  Accrued payroll and related liabilities               49,565        41,506
  Accrued product warranties                            13,638        13,169
  Advance payments from customers                       15,854        12,150
  Accrued expenses                                      43,971        32,772
  Other current liabilities                              4,403         6,406
  Accrued income taxes                                   5,914        11,943
  Current portion long-term debt                        15,000             -
                                                 ------------- -------------
    Total current liabilities                          264,857       241,567

Long-term debt                                         379,799       248,319
Deferred income taxes                                   15,777        15,549
Accrued income taxes                                    22,398        22,812
Pension and other long-term liabilities                 45,676        58,985

Commitments and contingencies

Shareholders' equity                                 1,558,009     1,599,901
                                                 ------------- -------------
                                                 $   2,286,516 $   2,187,133
                                                 ============= =============

(1) Amounts have been adjusted for the reclassification of goodwill and intangible assets related to business acquisitions made in December 2012.

                             FLIR SYSTEMS, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (In thousands)(Unaudited)

                               Three Months Ended       Six Months Ended
                                    June 30,                June 30,
                             ----------------------  ----------------------
                                2013        2012        2013        2012
                             ----------  ----------  ----------  ----------

Cash flows from operating
 activities:
  Net earnings               $   50,158  $   41,093  $  101,794  $   89,232
  Income items not affecting
   cash:
    Depreciation and
     amortization                15,231      14,809      30,102      30,016
    Deferred income taxes           (18)         86          26          95
    Stock-based compensation
     arrangements                 7,630       7,865      13,327      13,400
  Other non-cash items           (2,951)      4,056        (577)     (1,350)
  Changes in operating
   assets and liabilities,
   net of acquisitions           64,234       9,328      51,571      (5,162)
                             ----------  ----------  ----------  ----------
Cash provided by operating
 activities                     134,284      77,237     196,243     126,231
                             ----------  ----------  ----------  ----------

Cash flows from investing
 activities:
  Additions to property and
   equipment, net               (10,643)    (13,494)    (23,291)    (26,429)
  Business acquisitions, net
   of cash acquired              (5,165)          -      (5,165)          -
  Other investments                   -      (3,000)          -      (3,000)
                             ----------  ----------  ----------  ----------
Cash used by investing
 activities                     (15,808)    (16,494)    (28,456)    (29,429)
                             ----------  ----------  ----------  ----------

Cash flows from financing
 activities:
  Proceeds from long term
   debt                         150,000           -     150,000           -
  Repayments of long term
   debt                          (3,750)          -      (3,750)          -
  Repurchase of common stock     (8,469)    (64,812)   (116,830)    (90,201)
  Dividends paid                (12,802)    (10,700)    (25,909)    (21,485)
  Proceeds from shares
   issued pursuant to stock-
   based compensation plans       2,706       4,780       3,885       5,656
  Excess tax benefit of
   stock options exercised          236         214         469         552
  Other financing activities         74         (98)         54        (140)
                             ----------  ----------  ----------  ----------
Cash provided (used) by
 financing activities           127,995     (70,616)      7,919    (105,618)
                             ----------  ----------  ----------  ----------

Effect of exchange rate
 changes on cash                    (45)     (8,522)     (5,012)     (2,259)
                             ----------  ----------  ----------  ----------

Net increase (decrease) in
 cash and cash equivalents      246,426     (18,395)    170,694     (11,075)
Cash and cash equivalents,
 beginning of period            246,007     448,166     321,739     440,846
                             ----------  ----------  ----------  ----------
Cash and cash equivalents,
 end of period               $  492,433  $  429,771  $  492,433  $  429,771
                             ==========  ==========  ==========  ==========

Company Contact:
Shane Harrison
+1 503.498.3547
www.flir.com